EXHIBIT 99

News Release

    For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Marshall H. Bridges, Treasurer (563) 272-4844

HNI CORPORATION ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2007

MUSCATINE, Iowa (October 18, 2007) – HNI Corporation (NYSE: HNI) today announced third quarter sales of $674.6 million and income from continuing operations of $35.3 million for the quarter ending September 29, 2007.  Net income per diluted share from continuing operations for the quarter was $0.76.

Third Quarter Summary Comments
"During the third quarter, we continued to find ways to improve our business, reduce structural costs, and manage expenses.  As a result, our office furniture business achieved record operating profit despite modest revenue growth, and our hearth team was able to profitably manage through the increasingly difficult macroeconomic conditions facing that business.  The record EPS we generated in the quarter reflects the hard work and initiative of our members," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

Third Quarter
Dollars in Millions	Three Months Ended		Percent
Except per share data	09/29/2007	09/30/2006	Change

Net Sales	$674.6	$684.3	-1.4%
Gross Margin	$240.2	$236.7	1.5%
Gross Margin %	35.6%	34.6%
SG&A	$181.2	$176.1	2.9%
SG&A %	26.9%	25.7%
Operating Income	$59.1	$60.6	-2.6%
Operating Income %	8.8%	8.9%
Income from Continuing Operations	$35.3	$35.9	-1.7%

Earnings per share from Continuing Operations – Diluted	$0.76	$0.72	5.6%

Third Quarter Results – Continuing Operations
●	Consolidated net sales for the third quarter decreased 1.4 percent to $674.6 million. Acquisitions contributed $9.3 million or 1.4 percentage points of sales.
●	Gross margin was 1.0 percentage point higher than prior year primarily due to increased cost control and better price realization offset partially by lower volume.
●
Total selling and administrative expenses included $4.3 million of restructuring charges and an additional $3 million associated with new acquisitions.  These costs were offset by gains on the sale of a vacant office furniture facility and a corporate aircraft totaling $5 million.  Third quarter 2006 included a gain on the sale of a vacant office furniture facility of $3.4 million.

●
The Corporation recently announced the decision to close its office furniture facility in Richmond, Virginia and consolidate production into other locations during the first half of 2008.  The Corporation’s third quarter results include $3.5 million of costs in connection with the Richmond shutdown and an additional $0.8 million of expense associated with a previously announced facility shutdown completed in the quarter.

●
The annualized effective tax rate for third quarter 2007 decreased to 35.4 percent compared to 36.5 percent in third quarter 2006 due to additional benefits from the U.S. manufacturing deduction and the reinstatement of the research tax credit partially offset by higher state taxes.

●	Net income per share was favorably impacted $0.05 per share as a result of the Corporation’s share repurchase program.

Third Quarter – Non-GAAP Financial Measures
Dollars in Millions
Except per share data	Three Months Ended 09/29/2007			Three Months Ended 09/30/2006
	SG&A	Operating Income	EPS	SG&A	Operating Income	EPS

As Reported (GAAP)	$181.2	$59.1	$0.76	$176.1	$60.6	$0.72
% of Net Sales	26.9%	8.8%		25.7%	8.9%
Restructuring Impacts	$(4.3)	$4.3	$0.06	$0.0	$(0.0)	$(0.00)
Non-operating gains	$5.0	$(5.0)	$(0.07)	$3.4	$(3.4)	$(0.04)
Results excluding restructuring and gains (non-GAAP)	$181.9	$59.3	$0.75	$179.5	$57.2	$0.68
% of Net Sales	27.0%	8.7%		26.2%	8.4%

Year-to-Date Results – Continuing Operations
Consolidated net sales for the first nine months of 2007 decreased $95.6 million, or 4.8 percent, to $1.9 billion compared to $2.0 billion in 2006.  Acquisitions added $30.9 million or 1.5 percentage points of sales.  Gross margins decreased to 34.8 percent compared to 35.0 percent last year.  Income from continuing operations was $82.4 million compared to $93.2 million in 2006, a decrease of 11.6 percent.  Earnings per share from continuing operations decreased 4.9 percent to $1.74 per diluted share compared to $1.83 per diluted share last year.  Earnings per share was positively impacted $0.13 as a result of the Corporation’s share repurchase program.

Cash flow from operations for the first nine months increased to $178.3 million compared to $71.1 million last year.  The increase was due to broad-based improvements in working capital.  Capital expenditures were $41.7 million in 2007 compared to $48.3 million in 2006.  The Corporation repurchased 2,370,748 shares of its common stock at a cost of approximately $102.0 million during the first nine months of 2007, compared to $170.3 million in the same period last year.  There is approximately $37.8 million remaining under the current repurchase authorization.

Discontinued Operations
The Corporation completed the sale of a previously announced small, non-core component of the office furniture segment during the second quarter.  Revenues and expenses associated with the business operations are presented as discontinued operations for all periods presented in the financial statements.

Office Furniture
	Three Months Ended		Percent
Dollars in Millions	09/29/2007	09/30/2006	Change

Sales	$558.8	$536.0	4.2%
Operating Profit	$58.1	$50.4	15.2%
Operating Profit %	10.4%	9.4%

Third Quarter Results
●	Third quarter net sales for the office furniture segment increased $22.7 million to $558.8 million including $9.3 million of incremental sales from acquisitions.
●
Operating profit for the quarter increased $7.7 million primarily as a result of price increases and cost improvement initiatives.  Operating profit was negatively impacted by $4.3 million in incremental restructuring related costs compared to third quarter 2006.  Third quarter 2007 included a $2.0 million gain on the sale of a vacated facility while third quarter 2006 included a $3.4 million gain on the sale of a vacated facility.

Year-to-Date Results
Year-to-date net sales increased $25.8 million, or 1.7 percent, to $1.6 billion compared to $1.5 billion in 2006.  Acquisitions contributed $30.9 million of sales.  Operating profit increased $12.3 million to $141.8 million, or 9.5 percent, compared to the prior year period.  Operating profit as a percentage of sales increased to 9.1 percent compared to 8.4 percent in the prior year.

Hearth Products
	Three Months Ended		Percent
Dollars in Millions	09/29/2007	09/30/2006	Change

Sales	$115.8	$148.3	-21.9%
Operating Profit	$8.7	$18.5	-53.3%
Operating Profit %	7.5%	12.5%

Third Quarter Results
●	Third quarter hearth product net sales decreased $32.4 million reflecting the continued weakness in housing and market conditions.
●	Operating profit for the quarter decreased $9.9 million due to lower volume partially offset by cost reduction initiatives.

Year-to-Date Results
Year-to-date net sales declined $121.4 million, or 26.2 percent, to $341.8 million compared to $463.2 million in 2006.  Operating profit decreased $22.4 million, or 46.2 percent, to $26.1 million.  Operating profit as a percentage of sales decreased to 7.6 percent compared to 10.5 percent in the prior year.

Outlook
"We expect a solid fourth quarter as we continue to implement business process improvements and reduce structural costs.  We anticipate office furniture market conditions to remain similar to recent quarters--continued softness in the supplies driven channel and solid demand in our contract businesses.  Conditions in our hearth business continue to deteriorate with the general housing market.  We are prepared to profitably manage through these changing macroeconomic conditions," said Mr. Askren.

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call
HNI Corporation will host a conference call on Thursday, October 18, 2007 at 10:00 a.m. (Central) to discuss third quarter 2007 results.  To participate, call the conference call line at 1-888-428-4479.  A replay of the conference call will be available until Thursday, October 25, 2007, 11:59 p.m. (Central).  To access this replay, dial 1-800-475-6701 – Access Code:  887382.  A link to the simultaneous web cast can be found on the Corporation’s web site at www.hnicorp.com.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation’s leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Maxon®, Lamex®, Heatilator®, Heat & GloTM, and Quadra-Fire®, have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2007 the Corporation was recognized by Fortune Magazine as one of America's Most Admired Companies.  In 2007, the Corporation was recognized by IndustryWeek as one of the 50 Best U.S. Manufacturing Companies for the fifth consecutive year.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Corporation's website at www.hnicorp.com.

Statements in this release that are not strictly historical, including statements as to plans, outlook, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," and variations of such words and similar expressions identify forward-looking statements.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives for the entire Corporation, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) repurchases of common stock, (f) ability to maintain its effective tax rate, and (g) consolidation and logistical realignment initiatives; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions, including, with respect to the Corporation’s hearth products, the protracted decline in the housing market; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; restrictions imposed by the terms of the Corporation’s revolving credit facility and note purchase agreement; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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HNI CORPORATION

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	Sep. 29, 2007	Sep. 30, 2006	Sep. 29, 2007	Sep. 30, 2006
Net sales	$674,628	$684,317	$1,901,988	$1,997,588
Cost of products sold	434,385	447,587	1,239,408	1,298,257
Gross profit	240,243	236,730	662,580	699,331
Selling and administrative expenses	176,904	176,134	517,277	542,128
Restructuring and impairment charges	4,264	(27)	4,856	1,920
Operating income	59,075	60,623	140,447	155,283
Interest income	326	339	774	810
Interest expense	4,815	4,450	13,877	9,454
Earnings from continued operations before income taxes and minority interest	54,586	56,512	127,344	146,639
Income taxes	19,342	20,627	45,109	53,523
Earnings from continuing operations before minority interest	35,244	35,885	82,235	93,116
Minority interest in earnings of subsidiary	(63)	(24)	(116)	(85)
Income from continuing operations	35,307	35,909	82,351	93,201
Discontinued operations, less applicable income taxes	-	(147)	514	(317)
Net income	$35,307	$35,762	$82,865	$92,884
Net income from continuing operations – basic	$0.76	$0.73	$1.75	$1.84
Net income from discontinued operations – basic	-	$(0.00)	$0.01	$(0.01)
Net income per common share – basic	$0.76	$0.73	$1.76	$1.83
Average number of common shares outstanding – basic	46,256,366	49,323,698	47,062,887	50,722,997
Net income from continuing operations – diluted	$0.76	$0.72	$1.74	$1.83
Net income from discontinued operations – diluted	-	$(0.00)	$0.01	$(0.01)
Net income per common share – diluted	$0.76	$0.72	$1.75	$1.82
Average number of common shares outstanding - diluted	46,486,724	49,591,889	47,298,590	51,051,237

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders’ Equity
	As of			As of
	Sep. 29,	Dec. 30,		Sep. 29,	Dec. 30,
(Dollars in thousands)	2007	2006		2007	2006
Cash and cash equivalents	$27,343	$28,077	Accounts payable and
Short-term investments	8,669	9,174	accrued expenses	$364,328	$328,882
Receivables	318,263	316,568	Note payable and current
Inventories	100,983	105,765	maturities of long-term debt	14,427	26,135
Deferred income taxes	18,907	15,440	Current maturities of other
Prepaid expenses and			long-term obligations	1,670	3,525
other current assets	24,372	29,150
Current assets	498,537	504,174	Current liabilities	380,425	358,542

			Long-term debt	277,800	285,300
			Capital lease obligations	569	674
Property and equipment - net	301,896	309,952	Other long-term liabilities	58,629	56,103
Goodwill	252,912	251,761	Deferred income taxes	23,325	29,321
Other assets	158,834	160,472
			Minority interest in subsidiary	238	500
			Shareholders' equity	471,193	495,919
			Total liabilities and
Total assets	$1,212,179	$1,226,359	shareholders' equity	$1,212,179	$1,226,359

 Unaudited Condensed Consolidated Statement of Cash Flows

	Nine Months Ended
(Dollars in thousands)	Sep. 29, 2007	Sep. 30, 2006
Net cash flows from (to) operating activities	$178,259	$71,149
Net cash flows from (to) investing activities:
Capital expenditures	(41,747)	(48,346)
Acquisition spending	(4,266)	(78,292)
Other	9,201	2,692
Net cash flows from (to) financing activities	(142,181)	11,241
Net increase (decrease) in cash and cash equivalents	(734)	(41,556)
Cash and cash equivalents at beginning of period	28,077	75,707
Cash and cash equivalents at end of period	$27,343	$34,151

Unaudited Business Segment Data

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	Sep. 29, 2007	Sep. 30, 2006	Sep. 29, 2007	Sep. 30, 2006
Net sales:
Office furniture	$558,787	$536,045	$1,560,225	$1,534,392
Hearth products	115,841	148,272	341,763	463,196
	$674,628	$684,317	$1,901,988	$1,997,588

Operating profit:
Office furniture (1)
Operations before restructuring charges	$62,366	$50,401	$146,609	$131,348
Restructuring and impairment charges	(4,264)	27	(4,856)	(1,920)
Office furniture - net	58,102	50,428	141,753	129,428
Hearth products	8,650	18,524	26,094	48,463
Total operating profit	66,752	68,952	167,847	177,891
Unallocated corporate expense	(12,068)	(12,402)	(40,323)	(31,119)
Income before income taxes	$54,684	$56,550	$127,524	$146,772

Depreciation and amortization expense:
Office furniture	$12,131	$12,149	$36,408	$36,276
Hearth products	3,829	3,992	11,046	12,689
General corporate	1,106	1,045	3,342	3,079
	$17,066	$17,186	$50,796	$52,044

Capital expenditures – net:
Office furniture	$11,396	$11,478	$33,489	$33,337
Hearth products	913	3,047	7,292	8,491
General corporate	290	648	966	6,518
	$12,599	$15,173	$41,747	$48,346

			As of	As of
			Sep. 29, 2007	Sep. 30, 2006
Identifiable assets:
Office furniture			$745,025	$746,007
Hearth products			355,845	396,733
General corporate			111,309	114,872
			$1,212,179	$1,257,612
(1) Includes minority interest